UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) October 21, 2004

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

(870) 541-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM: 2.02     RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer, Barry L. Crow, Chief Operating Officer, and Robert A. Fehlman, Chief Financial Officer, of Simmons First National Corporation during the company’s Third Quarter Earnings Release Conference Call held at 3:00 P.M. Central Standard Time on October 21, 2004.

        Good afternoon, I am Bob Fehlman, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our third quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer and Barry Crow, our Chief Operating Officer.

        The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then we will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

        Our goal is to make this call as useful as possible for each of you in understanding the future plans, prospects and expectations for our Company. To that end, we will make certain forward looking statements about our plans and expectations of future events, including statements about our goals and expectations for net income, earnings per share, net interest margin, net interest income, non-interest income and expenses, and asset quality.

        You should understand that our actual results may differ materially from those projected in any forward looking statements due to a number of risks and uncertainties, some of which we will point out during the course of this call. For more information concerning the risks associated with our business, you should refer to the forward-looking information caption of our annual report on Form 10-K and other public reports filed with the SEC. With that said, I will turn the call over to Mr. Tommy May.

        Thank you Bob, and welcome everyone to our third quarter conference call. Today, Simmons First National Corporation announced earnings of $6.9 million or $0.47 diluted earnings per share for the quarter ended September 30, 2004.

        As all of you know, and as we have discussed in previous earnings conference calls, in 2003 the low interest rate environment produced an unusually high demand for both mortgage production and investment banking products. This issue coupled with acquisitions in Q4 03 and in Q1 04 has created some comparability issues on a quarter over quarter basis. However, when normalized, we are pleased with the loan growth, improvement in asset quality, and growth in non interest income. Further, while net income represents only a modest increase, it did meet our expectations. On a quarter over quarter basis, net income was up $296,000 or 4.5%.

        Now, let’s take a closer look at some of the components that made up the performance in Q3. On a quarter over quarter basis, net interest margin declined 27 basis points from 4.43% to 4.16%. The yield on earnings assets declined by 37 basis points while the cost of funds decreased 17 basis points. The decrease in net interest margin can be attributed to several factors. The first is the number of called securities and loans that prepaid during lower interest rate environment. Second, as mentioned in previous meetings, while there was growth in the Company’s loan portfolio, two of the higher yielding products, credit cards and consumer lending, continued to decrease at a level approximating $17 million on a quarter over quarter basis. Lastly, while the recently completed acquisitions are EPS accretive for 2004, they do negatively impact net interest margin approximately 10 basis points on an annualized basis, primarily due to the additional debt incurred for these transactions.

        On a linked quarter basis, it is important to note that the margin improved 11 basis points, which is primarily attributable to loan growth, an improvement in our earning asset mix, while maintaining a relatively stable cost of funds during a rising rate environment.

        Non-interest income for Q3, 2004 was $10.4 million compared to $9.9 million for the same period in 2003, or a 4.7% increase. There are three key components of non-interest income that deserve discussion.

        First, like most of the banking industry beginning with Q4 2003 and continuing in 2004, we experienced a significant slowdown in the volume of mortgage production. For Q3 2004 mortgage revenue was $814,000, or a $698,000 decrease, from the same quarter last year. For the fourth quarter of 2004, we expect to see continued pressure on the mortgage pipeline, but the fourth quarter of 04 should be more comparable to Q4 03 levels.

        Second, during 2004, with the anticipation of an increase in interest rates, we have seen a significant slowdown in activity in the bond market and revenues in Q3 2004 were down approximately $287,000 on a quarter over quarter basis. Going forward, due to the level of uncertainty in the market, we expect to continue to see sluggish performance in our investment banking operation.

        Third, on a positive note, in Q3 2004 the Company saw a significant increase in income from core deposits. The $1.1 million increase can be attributed to the recently completed acquisitions, normal growth in our transaction accounts, and improvement in the fee structure and new product offerings associated with our deposit accounts.

        Now let me move to the expense category. Non-interest expense for Q3 2004 was $20.6 million, an increase of $2.6 million, or 14.8%, from the same period in 2003. This increase is primarily the result of the operating expenses associated with the recently completed acquisitions plus the normal increased cost of doing business. Excluding the acquisitions, the increase in non-interest expense was approximately 4.7%.

        Concerning our loan portfolio, as of September 30, 2004, loans totaled $1.6 billion, an increase of $277 million, or almost 21%, from the same period a year ago. The increase was primarily due to approximately $168 million in loans acquired in the recent acquisitions. Excluding these transactions, loans increased 8.2% on a quarter over quarter basis. We were particularly pleased with the increased loan demand in our commercial, construction and commercial real estate loan portfolios which, when totaled together, represents a 20% growth.

        Asset quality is strong as of September 30th, with the allowance for loan losses as a percent of total loans at 1.72%, and the allowance equaled 238% of non-performing loans. Non-performing loans, on a linked quarter basis, decreased by $1.2 million or 9.6%. Accordingly, the non-performing ratio at quarter-end improved to 0.72%. The net charge-off ratio for the quarter was 41 basis points and, when adjusted for credit card net charge-offs, that ratio is only 17 basis points. As a reminder, the credit card net charge-offs as a percent of the credit card portfolio was 2.7% for Q3, which is 330 basis points below the industry average of 6.0%.

        During second quarter of 2004, the Company announced the substantial completion of the existing stock repurchase program and the adoption by the Board of Directors of a new repurchase program. The new program authorizes the repurchase of up to 5% of the outstanding common stock, or approximately 730,000 shares. Year to date the Company has repurchased 73,000 shares of stock with a weighted average repurchase price of $24.28 per share.

        As we look toward the remainder of 2004, we continue to expect to see a modest increase in 2004 annual earnings per share when compared to the previous year. We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

        This concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Deshonte’ to come back on the line and, once again, explain how to queue in for questions.

        During the question and answer session, management made several comments in response to questions, several of which may not have been disclosed in previous filings. First, in response to questions regarding the geographic distribution for the internal loan growth of this quarter management responded that the Company primarily occurred in northwest, northeastern and central Arkansas. Management also noted that approximately 70% of the Company’s loan portfolio is in niche products or geographically located north of I-30/I-40 corridor. Second, in response to a question regarding strategic plans for 2005 about growing the franchise footprint in the state of Arkansas, management responded the Company currently has plans to open six de novo branches in the next 12 to 15 months in Arkansas growth markets and that the Company expects to be more aggressive in the future concerning de novo expansion. Third, in response to a question regarding the Company’s plans in the stock buyback program, management responded the Company’s level of ROE dictates that the Company stay in the buyback program and that, if the M&A activities slow down, the Company might increase the level of activity of the buyback program.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 21, 2004	SIMMONS FIRST NATIONAL CORPORATION /s/ Robert A. Fehlman ——————————————————— Robert A. Fehlman, Senior Vice President and Chief Financial Officer